Exhibit 5.1

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com
FIRM / AFFILIATE OFFICES
May 6, 2021	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Kennedy-Wilson Holdings, Inc.

151 S El Camino Drive

Beverly Hills, CA 90212

Re:	Registration Statement on Form S-3 (File No. 333-264756);

Sale of up to $200,000,000 Shares of Common Stock

To the addressee set forth above:

We have acted as counsel to Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), in connection with (A) the sale of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) (i) by the Company through or to J.P. Morgan Securities LLC, BofA Securities, Inc., Deutsche Bank Securities Inc. and Evercore Group LLC, as sales agents and/or principals, as applicable (collectively, the “Agents”), and/or (ii) by JP Morgan Chase Bank, National Association, Bank of America, N.A. and Deutsche Bank AG, London Branch as forward purchasers (in such capacity, collectively, the “Forward Purchasers”), through the Agents as forward sellers from time to time, having an aggregate sales price of up to $200,000,000, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2022 (Registration No. 333-264756) (as so filed and as amended, the “Registration Statement”), a base prospectus dated May 6, 2022, and a prospectus supplement dated May 6, 2022 (the “Prospectus Supplement”), and a Distribution Agreement dated May 6, 2022 (the “Agreement”) among the Company, the Agents and the Forward Purchasers, in each case on the terms set forth in the Agreement; and (B) the possible entrance by the Company into (x) one or more forward stock purchase transactions with any of the Forward Purchasers, as set forth in one or more separate letter agreements, each in substantially the form attached as Exhibit C to the Agreement (each, a “Confirmation”); and (y) one or more separate written agreements, each in substantially the form attached as Exhibit A to the Agreement (each, a “Terms Agreement”), relating to the sale of Shares by the Company to one or more Agents acting as principal(s). Any Shares issued and sold by the Company through any Agent, acting as sales agent for the Company, or to any Agent, acting as principal, pursuant to the Agreement and, if applicable, a Terms Agreement, are hereinafter sometimes called “Primary Shares.” Any Shares to be delivered by the Company to any Forward Purchaser in settlement of all or any portion of the Company’s obligations pursuant to any Confirmation are hereinafter sometimes called the “Confirmation Shares.”

May 6, 2022

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) when the Primary Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers thereof and have been issued by the Company against payment therefor in an amount not less than the par value thereof in the circumstances contemplated by the Agreement, the issue and sale of the Primary Shares will have been duly authorized by all necessary corporate action of the Company and the Primary Shares will be validly issued, fully paid and non-assessable; and (ii) when the Confirmation Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Forward Purchaser thereof and have been issued by the Company for consideration in an amount not less than the par value thereof in the circumstances contemplated by the Agreement and the related Confirmation(s), the issue and sale of the Confirmation Shares will have been duly authorized by all necessary corporate action of the Company and the Confirmation Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that (a) the issuance, sale and delivery of the Primary Shares or the Confirmation Shares, as applicable, will be made in the manner set forth in, and in accordance with the terms of, the Agreement and, in the case of the Confirmation Shares, the related Confirmation(s); (b) the issuance and sale of the Primary Shares or the Confirmation Shares, as applicable, will be in accordance with the express authority and approval (including, without limitation, with respect to the price, quantity and timing of sale of the Primary Shares or the Confirmation Shares, as applicable) theretofore established by the Board of Directors of the Company (or one or more duly authorized committees of such Board of Directors) in accordance with the DGCL and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company; (c) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL; and (d) upon the issuance of any Primary Shares or Confirmation Shares, the total number of shares of Common Stock that are issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Amended and Restated Certificate of Incorporation of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to a Form 8-K that will be incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP